News Release

Exhibit 99.1

Video Display Releases Results of Operations for First Quarter of Fiscal 2007

July 14, 2006 — Video Display Corporation (NASDAQ:VIDE) today reported submission of the Company’s quarterly report on Form 10-Q for its first quarter of fiscal 2007 ended May 31, 2006. Revenues reported for the period totaled $18.6 million versus $20.4 million reported for the similar quarter of fiscal 2006. Net Earnings for the first quarter were reported as a loss of ($235,000) versus a net profit of $606,000 for the comparable period of the previous year.

Company CEO, Ron Ordway, stated, “Net earnings for the quarter fell slightly short of management’s internal budgeted expectations which were forecast at a loss of approximately ($92,000) on budgeted revenue of $18.7 million. This minor shortfall in the first quarter profit does not change our outlook for all of fiscal 2007 in which we expect the Company to produce record revenues, up approximately four percent over fiscal 2006 and net earnings of 5 times to 7 times greater than the $334,000 net earnings reported in our previous fiscal year.”

Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC’s Marquee(TM) line of projectors. Video Display Corporation operates 11 display design and manufacturing plants plus eight sales facilities throughout the United States and Europe.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 28, 2006, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Video Display Corporation and Subsidiaries
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended May 31,
	2006	2005

Net sales	$18,598	$20,442

Cost of goods sold	13,034	13,906

Gross profit	5,564	6,536

Operating expenses
Selling and delivery	1,915	1,714
General and administrative	3,551	3,568
	5,466	5,282

Operating profit	98	1,254

Other income (expense)
Interest expense	(501)	(337)
Other, net	43	63
	(458)	(274)

Income (loss) before income taxes	(360)	980
Provision for (benefit of) income taxes	(125)	374

Net income (loss)	$(235)	$606

Basic earnings (loss) per share of common stock	$(.02)	$.06

Diluted earnings (loss) per share of common stock	$(.02)	$.06

Basic weighted average shares outstanding	9,703	9,685

Diluted weighted average shares outstanding	9,921	9,928

CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080